Exhibit 99.1

NEWS

For Immediate Release	Media Contact:	Donna Pullen (803) 765-4558
	Analyst Contact:	John C. Pollok (803) 765-4628

SCBT Acquires BankMeridian in FDIC-assisted Deal

COLUMBIA, S.C.—(July 29, 2011)—SCBT Financial Corporation (NASDAQ:  SCBT) announced that its bank subsidiary, SCBT, N.A., has entered into a purchase and assumption agreement with loss share agreements with the Federal Deposit Insurance Corporation (“FDIC”) to assume all deposits and certain other liabilities and purchase certain assets of BankMeridian, N.A. a full service community bank headquartered in Columbia, South Carolina.  With this acquisition, SCBT, N.A. will now operate a total of 80 financial centers in South Carolina, North Carolina and Georgia.

Founded in 2006, BankMeridian operates 3 offices in Hilton Head, Columbia and Spartanburg.

As of March 31, 2011, BankMeridian, N.A. had approximately $240 million in total assets and $216 million in total deposits. SCBT, N.A. did not pay the FDIC a premium to assume all of the deposits.  The FDIC and SCBT, N.A. also entered into loss sharing agreements covering substantially all of the acquired loans and foreclosed real estate.  The transaction is expected to be immediately accretive to both EPS and tangible book value.

“This should be a very seamless transition for the BankMeridian customers,” said Robert R. Hill, Jr., president and CEO, SCBT Financial Corporation.  “BankMeridian depositors have not lost any money in this transaction.  We look forward to the opportunity of serving our new customers.”

SCBT believes it is well-positioned to complete the acquisition as a result of a strong financial and capital position.  No additional capital was required to support this transaction.

Banking locations of BankMeridian, N.A. will reopen during their normal business hours beginning on Monday as branches of BankMeridian, a division of SCBT, N.A.  BankMeridian, N.A. depositors will automatically become depositors of SCBT, N.A., and deposits will continue to be insured by the FDIC.

Over the weekend, depositors of BankMeridian, N.A. can access their money as they always have, by writing checks, accessing online banking, or using ATM or debit cards.  Checks drawn on BankMeridian, N.A. will continue to be processed.  Customers of both banks should continue to bank as they normally do at their existing branches.

SCBT will provide more information about the BankMeridian, N.A. transaction on its website, www.SCBTonline.com, on Monday, August 1, 2011.

SCBT was advised in the transaction by Keefe, Bruyette & Woods, Inc. and Wachtell, Lipton, Rosen & Katz.

SCBT Financial Corporation, Columbia, South Carolina is a registered bank holding company incorporated under the laws of South Carolina.  The Company consists of SCBT, N.A., the largest publicly traded bank headquartered in South Carolina; NCBT, a Division of SCBT, N.A.; and Community Bank & Trust, a Division of SCBT, N.A.   Providing financial services for over 76 years, SCBT Financial Corporation operates 80 locations in 17 South Carolina counties, 10 North Georgia counties, and Mecklenburg County in North Carolina.   Named in Forbes as one of the 100 Most Trustworthy Companies in America for more than 60 months, SCBT Financial Corporation has assets of approximately $4.0 billion and its stock is traded under the symbol SCBT in the NASDAQ Global Select Market.  More information can be found at www.SCBTonline.com.

Cautionary Statement Regarding Forward Looking Statements

Statements included in this press release which are not historical in nature are intended to be, and are hereby identified as, forward looking statements for purposes of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934. SCBT Financial Corporation cautions readers that forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from forecasted results. Such risks and uncertainties, include, among others, the following possibilities: (1) credit risk associated with an obligor’s failure to meet the terms of any contract with the bank or otherwise fail to perform as agreed; (2) interest risk involving the effect of a change in interest rates on both the bank’s earnings and the market value of the portfolio equity; (3) liquidity risk affecting the bank’s ability to meet its obligations when they come due; (4) price risk focusing on changes in market factors that may affect the value of traded instruments in “mark-to-market” portfolios; (5) transaction risk arising from problems with service or product delivery; (6) compliance risk involving risk to earnings or capital resulting from violations of or nonconformance with laws, rules, regulations, prescribed practices, or ethical standards; (7) strategic risk resulting from adverse business decisions or improper implementation of business decisions; (8) reputation risk that adversely affects earnings or capital arising from negative public opinion; (9) terrorist activities risk that results in loss of consumer confidence and economic disruptions; (10) economic downturn risk resulting in deterioration in the credit markets; (11) greater than expected non-interest expenses; (12) excessive loan losses; (13) potential deposit attrition, higher than expected costs, customer loss and business disruption associated with the integration of BankMeridian, N.A., including, without limitation, potential difficulties in maintaining relationships with key personnel and other integration related-matters; and (14) other factors, which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.

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